Exhibit 99.1
For further information contact: Ronald Anderson, President and CEO (610) 644-9400
Release Date:     November 2, 2010
                     For Immediate Release

MALVERN FEDERAL BANCORP, INC. ANNOUNCES REVISED RESULTS FOR THE FOURTH QUARTER OF 2010 AND FISCAL YEAR

Paoli, Pennsylvania – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the “mid-tier” holding company for Malvern Federal Savings Bank (the “Bank”), today announced that it revised the amount of its net loss for the three months ended September 30, 2010 to $2.2 million compared to net loss of $31,000 for the three months ended September 30, 2009. On a per share basis, the Company is reporting a net loss, as revised, of $0.37 per share for the quarter ended September 30, 2010, compared to a net loss of $0.01 per share for the quarter ended September 30, 2009. Additionally, the Company reported a net loss of $3.1 million, or $0.53 per share, as revised, for the fiscal year ended September 30, 2010 compared to net income of $1.0 million, or $0.17 per share, for the prior year.  After the Company previously announced its results on October 29, 2010, the Company received a new appraisal report from the lead lender on a construction and development loan in which the Company has a participation interest.  As a result of the new appraisal, the Company increased its provision for loan losses in the quarter with respect to this loan.

Ronald Anderson, President and CEO of the Company said, “The economic recession, which many economic experts believe is the second worst recession in our country’s history, continues to have a significant impact on southeastern Pennsylvania. Real estate values continue to decline, especially commercial real estate and mixed-use properties, as well as construction or development projects.  As evidenced by our $4.7 million in charge-offs during the September 30, 2010 quarter, we continue to be pro-active in recognizing this trend in decreasing collateral values and have made adjustments when necessary.  Unfortunately, there has been little or no economic recovery within the last 12 months and no evidence of any improvement in the short-term in our market area.”

The Company’s net interest income for the three months ended September 30, 2010 was $4.9 million, an increase of $682,000 from the three months ended September 30, 2009. The Company's net interest rate spread of 2.85% and net interest margin of 3.01% for the three months ended September 30, 2010 increased when compared to a net interest rate spread of 2.32% and a net interest margin of 2.56% for the fourth quarter of fiscal 2009.  The Company’s net interest income for the fiscal year ended September 30, 2010 was $19.5 million, an increase of $3.5 million from the fiscal year ended September 30, 2009.  For the fiscal year ended September 30, 2010, the Company's net interest rate spread and net interest margin were 2.83% and 3.01%, respectively, compared to a net interest rate spread of 2.17% and a net interest margin of 2.47% for fiscal 2009.

The Company’s interest and dividend income decreased by $690,000 in the three month period ended September 30, 2010 compared to the three month period ended September 30, 2009.  Interest income earned decreased in the three months ended September 30, 2010 over the prior comparable period in fiscal 2009 due primarily to a decline in the average balance of loans and lower average yields on loans and investment securities in the fiscal 2010 quarter.  During the fourth quarter of fiscal 2010 compared to the fourth quarter of fiscal 2009, the average yield on the Company’s loan portfolio decreased by 18 basis points to 5.42% from 5.60%. The average balance of loans receivable decreased by $35.9 million, or 6.0%, in the fourth quarter of fiscal 2010 compared to the fourth quarter of fiscal 2009, as a result of a decline in loan demand of all loan types due primarily to uncertainty in the economy. The average yield on investment securities decreased to 2.86% for the three months ended September 30, 2010 from 3.13% for the same period in fiscal 2009 while the average balance of investment securities increased by $5.0 million during the three months ended September 30, 2010 compared to the comparable prior fiscal year period.

The Company’s interest and dividend income decreased by $1.6 million in the fiscal year ended September 30, 2010 compared to the fiscal year ended September 30, 2009.  As with the results for the fourth quarter, interest income decreased in fiscal 2010 over the prior fiscal year due primarily to declining yields on loans and investment securities.  During fiscal year 2010 compared to fiscal 2009, the average yield on the Company’s loan portfolio decreased by 15 basis points to 5.49% from 5.64% with the average balance of loans receivable decreasing by $13.7 million, or 2.3%, in fiscal 2010 compared to fiscal 2009. Decreases in the Company's one- to four-family residential, construction or development and multi-family mortgage loans, as well as a decline in consumer second mortgage loans, contributed to this decrease. The average yield on investment securities decreased to 3.03% for the year ended September 30, 2010 from 3.30% for fiscal 2009 due to significantly lower market rates at the end of fiscal 2010 compared to fiscal 2009. The average balance of investment securities increased by $5.8 million during the year ended September 30, 2010 compared to the prior fiscal year.

The Company’s interest expense for the three month period ended September 30, 2010 was $3.1 million, a decrease of $1.4 million from the three month period ended September 30, 2009. There was a $740,000 decrease in interest expense on deposits and a $632,000 decrease in interest on FHLB borrowings during the fourth quarter of fiscal 2010 compared to the fourth quarter of fiscal 2009.  The average rate paid on deposits decreased to 1.79% for the fourth quarter of fiscal 2010 from 2.52% for the fourth quarter of fiscal 2009, and the average rate paid on borrowed funds decreased to 3.99% in the fourth quarter of fiscal 2010 compared to 5.00% in the fourth quarter of fiscal 2009 due to the repayment of higher-costing FHLB borrowings during the quarter.

The Company had a $3.4 million decrease in interest expense on total deposits in the 2010 fiscal year compared to fiscal 2009 and a $1.7 million decrease in interest expense on FHLB borrowings. The Company’s interest expense for the fiscal year ended September 30, 2010 was $13.6 million, a decrease of $5.1 million from the fiscal year ended September 30, 2009. The average rate paid on deposits decreased to 1.96% for fiscal year 2010 from 2.81% for fiscal 2009, and the average rate paid on borrowed funds decreased to 4.37% in the 2010 fiscal year compared to 4.92% in fiscal 2009.  At September 30, 2010, we had approximately $55.3 million in FHLB advances outstanding, of which $5.2 million in long-term borrowings will mature during fiscal 2011 with a weighted average interest rate of 5.43%.

The provision for loan losses was $3.7 million for the quarter ended September 30, 2010 compared to $1.1 million for the quarter ended September 30, 2009. Our provision for loan losses amounted to $9.4 million for the fiscal year ended September 30, 2010 compared to $2.3 million for the fiscal year ended September 30, 2009.  The $2.7 million increase in our provision for loan losses for the quarter ended September 30, 2010 compared to the fourth quarter of fiscal 2009 was due primarily to additional loans being placed on classified and impaired status and an increase in net charge-offs during the quarter. The Company’s net charge-offs to the allowance for loan losses amounted to $4.7 million and $6.9 million, respectively, for the three-months and year ended September 30, 2010. During the quarter ended September 30, 2010, the Company recorded charge-offs in the amount of $4.7 million which included $3.0 million for a participation interest in a construction and development loan for a single family residential retirement community located in Montgomery County, Pennsylvania and $444,000 for a multi-family residential mortgage loan on a 34-unit apartment complex located in Delaware County, Pennsylvania. Additional charge-offs during the quarter ended September 30, 2010 included two loans in the amount $888,000 secured by equipment and commercial real estate located in Franklin County and the City of Philadelphia and two construction and development loans in the amount of $268,000 secured by two residential lots located in Chester County. At September 30, 2010, the Company’s total non-accrual loans amounted to $19.9 million, or 3.60% of total loans, compared to $14.2 million of non-accrual loans, or 2.38% of total loans at September 30, 2009.  On a linked-quarter basis, total non-accruing loans decreased by $3.9 million, or 16.3%, to $19.6 million at September 30, 2010 compared to $23.7 million at June 30, 2010. The $3.9 million decrease in non-accruing loans on a linked quarter basis was due primarily to a $3.7 million decrease in construction and development loans, a $444,000 decrease in multi-family residential mortgage loans, a $300,000 decrease in non-accrual commercial real estate loans and a $916,000 decrease in commercial loans. These decreases were partially offset by a $546,000 increase in non-accrual single-family residential mortgage loans and a $1.0 million increase in non-accrual second mortgages loans.

The Company's other, or non-interest, income increased by $52,000 to $475,000 for the three months ended September 30, 2010 over the comparable prior year period. The increase was due primarily to a decrease in the net loss on sale of other real estate owned in the amount of $207,000, an $18,000 increase in the net gain on sale of investments and a $4,000 increase on bank owned life insurance. These increases were partially offset by a $176,000 decrease in service charges and other fees. For the fiscal year ended September 30, 2010 compared to the fiscal year ended September 30, 2009, the Company's other income decreased by $72,000 to $1.9 million due primarily to a $153,000 decrease in service charges and other fees and a $19,000 decrease in the net gain on sale of investments and disposal of fixed assets. These decreases were partially offset by $51,000 decrease in the net loss on sale of other real estate owned and a $49,000 increase on bank owned life insurance.

Other, or non-interest, expense of the Company increased by $1.2 million in the quarter ended September 30, 2010 over the comparable prior fiscal year period. The increase in other operating expenses in the fourth quarter of fiscal 2010 compared to the fourth quarter of fiscal 2009 was due primarily to a $1.0 million increase in other real estate owned expense and a $109,000 increase in federal deposit insurance premium. For the fourth quarter of fiscal 2010, the Company had an income tax benefit of $1.0 million compared to an income tax benefit of $80,000 for the fourth quarter of fiscal 2009.

Other, or non-interest, expense of the Company increased by $2.6 million for the fiscal year ended September 30, 2010 over the prior fiscal year. The increase in other expense in fiscal 2010 was due primarily to a $1.8 million increase in other real estate owned expense, as well as a $263,000 increase in data processing costs, and increased advertising and professional fees, which were partially offset by reductions in salaries and employee benefits, occupancy expenses and other operating expenses.  Additionally, other expense reflects a $621,000 increase in federal deposit insurance premiums during fiscal 2010, due primarily to the absence of a premium credit which was available during fiscal 2009 and an increase in assessment rates implemented in February 2009.  For fiscal 2010, the Company had an income tax benefit of $1.9 million compared to income tax expense of $241,000 for fiscal 2009.

The Company’s total assets amounted to $720.5 million at September 30, 2010 compared to $691.6 million at September 30, 2009.  The primary reason for the increase in assets during fiscal 2010 was an increase in cash and cash equivalents of $56.1 million at September 30, 2010 compared to September 30, 2009. Total deposits increased $80.3 million, or 15.6%, to $596.9 million at September 30, 2010 compared to September 30, 2009 due to the deposit growth in our newly opened Concordville branch located in Delaware County, Pennsylvania.  Investment securities increased by $13.5 million, or 42.3%, at September 30, 2010 compared to September 30, 2009.  The Company’s total real estate owned (“REO”) amounted to $5.3 million at September 30, 2010 compared to $5.9 million at September 30, 2009.  The $560,000 decrease in REO during the fiscal year ended September 30, 2010 included $3.2 million in additions, $1.6 million in sales and $2.1 million in reductions in fair value, which reductions in fair value were reflected in other real estate owned expense for fiscal year 2010. The $3.2 million in additions in REO included one local single-family residence with a carrying value of $1.0 million at September 30, 2010, a two-unit multi-family residential property located in Pottstown, Pennsylvania with a carrying value of $147,000 at September 30, 2010, and five local single-family residential properties located in Chester and Montgomery Counties totaling $1.2 million at such date. At September 30, 2010, we had $12.0 million of loans classified as troubled debt restructurings (“TDRs”). During the quarter ended September 30, 2010 two relationships in the amount of $395,000, which included one one- to four-family loan in the amount of $124,000 and two commercial real estate loans in the aggregate amount of $271,000, were restructured and were deemed TDRs at September 30, 2010.

Shareholders’ equity decreased by $3.6 million to $66.2 million at September 30, 2010 compared to $69.8 million at September 30, 2009 primarily due to a decrease in retained earnings and an aggregate of $458,000 in repurchases of stock during fiscal 2010.  We repurchased a total of 50,000 shares under our share repurchase program that was announced on May 7, 2009 and which terminated on May 7, 2010.  Retained earnings decreased by $3.5 million to $42.8 million for fiscal 2010 as a result of the $3.1 million net loss and $326,000 in cash dividends paid in fiscal 2010.

Malvern Federal Bancorp, Inc., of Pennsylvania is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Federal Bancorp, and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN FEDERAL BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (unaudited)

	At September 30,
	2010	2009
	(Dollars in Thousands)
Selected Financial Condition Data:
Total assets	$ 720,506	$ 691,639
Loans receivable, net	547,323	593,565
Securities held to maturity	4,716	4,842
Securities available for sale	40,719	27,098
FHLB borrowings	55,334	99,621
Deposits	596,858	516,511
Shareholders’ equity	66,207	69,842
Total liabilities	654,299	621,796
Allowance for loan losses	8,156	5,718
Non-accrual loans	19,861	14,195
Non-performing assets	25,176	20,070
Performing troubled debt restructurings	11,976	25
Non-performing assets and performing troubled debt restructurings	37,152	20,095

	Three Months Ended September 30,
	2010	2009
	(Dollars in Thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$ 8,014	$ 8,704
Total interest expense	3,076	4,448
Net interest income	4,938	4,256
Provision for loan losses	3,735	1,062
Net interest income after provision for loan losses	1,203	3,194
Total other income	475	423
Total other expense	4,898	3,728
Income tax benefit	(1,017)	(80)
Net loss	$ (2,203)	$ (31)
Net loss per share	$ (0.37)	$ (0.01)
Dividends per share	$ 0.03	$ 0.03

	Year Ended September 30,
	2010	2009
	(Dollars in Thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$ 33,148	$ 34,701
Total interest expense	13,641	18,681
Net interest income	19,507	16,020
Provision for loan losses	9,367	2,280
Net interest income after provision for loan losses	10,140	13,740
Total other income	1,941	2,013
Total other expense	17,105	14,502
Income tax (benefit) expense	(1,895)	241
Net (loss) income	$ (3,129)	$ 1,010
Net (loss) income per share	$ (0.53)	$ 0.17
Dividends per share	$ 0.12	$ 0.14

	Three Months Ended September 30,		Year Ended September 30,
	2010	2009	2010	2009
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	4.88%	5.24%	5.11%	5.36%
Average rate on interest-bearing liabilities	2.03	2.92	2.28	3.19
Average interest rate spread(2)	2.85	2.32	2.83	2.17
Net interest margin(3)	3.01	2.56	3.01	2.47
Total non-interest expense to average assets	2.82	2.13	2.48	2.13
Efficiency ratio(4)	90.49	79.70	79.75	80.42
Return on average assets	(1.27)	(0.02)	(0.45)	0.15
Return on average equity	(12.81)	(0.18)	(4.53)	1.46

Asset Quality Ratios(5):
Non-accrual loans as a percent of total loans receivable	3.60%	2.38%	3.60%	2.38%
Non-performing assets as a percent of total assets	3.49	2.90	3.49	2.90
Non-performing assets and performing troubled debt restructurings as a percent of total assets	5.16	2.91	5.16	2.91
Allowance for loan losses as a percent of non-accrual loans	41.07	40.28	41.07	40.28

Capital Ratios(5):
Total risk-based capital to risk weighted assets	12.85%	12.67%	12.85%	12.67%
Tier 1 risk based capital to risk weighted assets	11.83	11.96	11.83	11.96
Tangible capital to tangible assets	8.24	9.07	8.24	9.07
Tier 1 leverage (core) capital to adjustable tangible assets	8.24	9.07	8.24	9.07
Shareholders’ equity to total assets	9.19	10.10	9.19	10.10
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(1) Ratios have been annualized where appropriate.
(2) Average interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets.

The table below sets forth the amounts and categories of loans delinquent more than 30 days but less than 90 days, non-performing assets and troubled debt restructurings in our portfolio.  Loans are generally placed on non-accrual status when they are 90 days or more past due as to principal or interest or when the collection of principal and/or interest becomes doubtful.  Troubled debt restructurings involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates when the borrower is experiencing financial difficulty.

September 30, 2010	June 30, 2010	September 30, 2009
(Dollars In thousands)

31-89 Days Delinquent:
One-to four-family	$ 1,678	$ 2,061	$ 5,167
Commercial real estate	776	-	1,938
Commercial	209	12	68
Home equity lines of credit	37	-	-
Second mortgages	1,608	2,966	1,323
Other	3	10	38
Total	$ 4,311	$ 5,049	$ 8,534

Non-accruing loans:
One-to four-family	$ 8,354	$ 7,808	$ 3,809
Multi-family	1,093	1,537	-
Commercial real estate	4,476	4,773	785
Construction or development	1,392	5,115	7,086
Commercial	-	916	35
Home equity lines of credit	457	475	407
Second mortgages	4,085	3,084	2,072
Other	3	6	1
Total non-accruing loans	19,861	23,714	14,195
Other real estate owned and other foreclosed assets:
One-to four-family	1,538	2,008	1,568
Multi-family	70	147	-
Commercial real estate	2,602	2,732	4,006
Construction or development	1,085	1,016	196
Commercial	20	20	20
Second mortgages	-	-	85
Total	5,315	5,923	5,875
Total non-performing assets	25,176	29,637	20,070

Performing troubled debt restructurings:
One-to four-family	2,277	2,279	-
Multi-family	612	612	-
Commercial real estate	7,742	9,111	81
Land loans	1,170	1,170	-
Commercial	175	237	-
Total	11,976	13,409	81
Total non-performing assets and performing troubled debt restructurings	$37,152	$43,046	$20,151
Ratios:
Total non-accrual loans as a percent of gross loans	3.60%	4.13%	2.38%
Total non-performing assets as a percent of total assets	3.49%	4.26%	2.90%
Total non-performing assets and performing troubled debt restructurings as a percent of total assets	5.16%	6.19%	2.91%